UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

Perma-Pipe International Holdings, Inc.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

This amended and restated proxy statement (the "Amended Proxy Statement") is being filed to amend and restate in its entirety the proxy statement on Schedule 14A which was previously filed by Perma-Pipe International Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on May 14, 2025 (the "Original Proxy Statement") in connection with the 2025 Annual Meeting of Stockholders (the "Annual Meeting").

Subsequent to the filing of the Original Proxy Statement, the Company identified matters in the Original Proxy Statement to be updated or revised, including the following:

•	Executive Compensation Aligned with the Market: Revised information regarding our Custom Peer Group.
•	Audit Fees: Updated information regarding consent fees paid to Grant Thornton, LLP during 2024, and included explanation for increases in audit fees during 2024.
•	Stockholder Proposals and Nominations for 2026 Annual Meeting: Updated certain dates.

These changes were made prior to mailing the Original Proxy Statement to stockholders.  No shareholders had the ability to submit a proxy or vote prior to distribution of this Amended Proxy Statement.

May 14, 2025

Dear Fellow Stockholders:

Reflecting on the fiscal year, we are pleased to highlight the results of our continued momentum, driven by strategic initiatives and operational excellence. Our focus remains steadfast on delivering growth, enhancing our global footprint, and creating long-term value for our stockholders. We have made notable progress towards this commitment in areas including:

●	Backlog of $138.1 million, as of January 31, 2025, representing a 102% increase from the prior year;
●	Opening our new production facility in Medina, Saudi Arabia and continued successful execution of our joint venture in Saudi Arabia, both of which are contributing significantly to our growth in the MENA region;
●	Bringing our Vars, Ontario facility to full production supporting the expansion of our business in Eastern Canada;
●	Welcoming two new members to the Board, Mr. Al Kuwari and Mr. Biro, following the announced departure of Mr. Walker and Ms. Boiter;
●	Appointing Saleh Sagr to President to ensure a smooth transition of leadership in the future;
●	The strengthening of our organization and leadership through the promotion of Adham Sharkawy to Senior Vice President, MENA, and onboarding of Marc Huber as Senior Vice President, Americas.

Our commitment to executing on our strategic priorities has resulted in stronger financial performance, increased market presence, and enhanced operational capabilities. Perma-Pipe is positioned for continued success, the strength of the organization and leadership ensures we will further advance our global initiatives and strengthen our competitive edge.

We remain deeply committed to transparent corporate governance, sustainable business practices, and fostering long-term relationships with our stockholders. With both of us now departing, we want to express our sincere thanks and gratitude for your trust and support as Perma-Pipe International Holdings, Inc. transformed into the success it is today, with a strong foundation for the future.

Write:  Corporate Secretary

Perma-Pipe International Holdings, Inc.

   25025 Interstate 45, Suite 200

   The Woodlands, TX 77380

   Call: Investor Relations

   (847) 929-1200

Email:  investor@permapipe.com

Thank you for your investment in Perma-Pipe International Holdings, Inc., and continued confidence in the support of our Board and the Company.

Very truly yours,

Jerome T. Walker                                        David J. Mansfield
Chairman of the Board                              Chief Executive Officer

25025 Interstate 45, Suite 200

The Woodlands, Texas 77380

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 25, 2025

1:00 p.m. Central Time

Online at www.virtualshareholdermeeting.com/PPIH2025

Perma-Pipe International Holdings, Inc. (the “Company”) is holding its 2025 Annual Meeting of Stockholders virtually by live webcast at 1:00 p.m., Central Time, on Wednesday, June 25, 2025, for the following purposes:

1.	to elect five directors to hold office until the 2026 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;
3.	to determine, on an advisory basis, the frequency of the advisory vote on the compensation of the Company's named executive officers;
4.	to ratify the appointment of PricewaterhouseCoopers, LLP ("PwC") as the Company's independent accountant for the fiscal year ending January 31, 2026; and
5.	to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote “FOR” the election of the director nominees, “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, “FOR” the submission of the advisory vote on the compensation of the Company's named executive officers to the Company's stockholders every year, and "FOR" ratification of the appointment of PwC as the Company's independent accountant for the fiscal year ending January 31, 2026.

Stockholders of record at the close of business on April 28, 2025, are entitled to notice of and to vote prior to the date of the meeting.

On May 14, 2025, the Company will first send to stockholders of record as of April 28, 2025, a copy of this Proxy Statement, including this Notice, the proxy card, and the 2024 Annual Report to Stockholders. Stockholders will have the opportunity to vote on the proposals contained in the proxy material by selecting the proposals being voted upon via proxy card, which is to be marked, signed, and submitted in advance of the annual meeting of stockholders and no later than June 24, 2025, or via the Internet to vote online. On the date of mailing the Notice, all stockholders may access our proxy materials on the website referred to and at the URL address included in the accompanying proxy card. The proxy materials are available free of charge.

Stockholders of record as of April 28, 2025, will be able to participate in our virtual annual meeting by visiting www.virtualshareholdermeeting.com/PPIH2025. To participate in our virtual annual meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 1:00 p.m., Central Time, on Wednesday, June 25, 2025. Online check-in will begin at 12:30 p.m., Central Time, on Wednesday, June 25, 2025, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company’s prepared remarks.

The Proxy Statement and Annual Report are available on the Company’s website at www.permapipe.com under: Investors - Investor Center.

Perma-Pipe International Holdings, Inc.

AMENDED AND RESTATED PROXY STATEMENT

For the 2025 Annual Meeting of Stockholders

Wednesday, June 25, 2025

INTRODUCTION

This Amended and Restated Proxy Statement (this "Proxy Statement") is being furnished to our stockholders by the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc., in connection with the solicitation of proxies by our Board for use at our 2025 Annual Meeting of Stockholders to be held virtually by live webcast at www.virtualshareholdermeeting.com/PPIH2025 on Wednesday, June 25, 2025 at 1:00 p.m., Central Time, and all adjournments or postponements thereof for the purposes set forth in the attached Notice of 2025 Annual Meeting of Stockholders.

A Proxy, in the enclosed form, which is properly executed, duly returned to the Company, and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the election of the five nominated directors to hold office until the Company’s 2026 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
•	FOR the submission of the advisory vote on the compensation of the Company's named executive officers to the Company's stockholders every year;
•	FOR the ratification of our selection of PwC as our independent registered public accounting firm for our fiscal year ending January 31, 2026; and
•	To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement and the accompanying form of proxy are first being sent on or about May 14, 2025, to stockholders of record as of April 28, 2025 (the “Record Date”). In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The Company will pay the cost of the proxy solicitations.

References in this Proxy Statement to the “Company,” “we,” “our” and “us,” are references to Perma-Pipe International Holdings, Inc. Our fiscal year ends January 31. Years described as 2025, 2024, and 2023, are our fiscal years ending or ended January 31, 2026, 2025, and 2024, respectively.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank, or other nominee, please return your voting instruction form to your broker, bank, or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our common stock (“Common Stock”) at the close of business on the Record Date. You are entitled to one vote on each proposal presented at the Annual Meeting for each share you owned on the Record Date. If you held Common Stock on the Record Date in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on the Record Date, to be entitled to vote those shares of Common Stock. As of the close of business on the Record Date, there were 7,982,568 shares of Common Stock outstanding.

What am I voting on? You are voting on:

1.	the election of five directors to hold office until our 2026 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
2.	the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
3.	the determination, on an advisory basis, of the frequency of the advisory vote on the compensation of the Company's named executive officers;
4.	the ratification of the appointment of PwC as the Company's independent accountant for our fiscal year ending January 31, 2026; and
5.	such other business as may be properly presented at the Annual Meeting.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2025 Annual Meeting and this Proxy Statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. Following the 2024 Annual Meeting of Stockholders, we amended our Bylaws to change the voting requirements for the election of directors. Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law, he or she would continue to serve on the Board until a successor is elected and qualified. However, our Bylaws provide that any incumbent director who fails to receive a majority of votes cast in any uncontested election must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and will publicly disclose its decision within 30 days following the certification of election results. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee's recommendation or in the Board's decision.

Proposal 2. The compensation of the Company’s named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Proposal 3. The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on the compensation of the Company’s named executive officers that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any frequency.

Proposal 4. The appointment of PwC as our independent accountant for our fiscal year ending January 31, 2026, will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstention will not affect the voting results for this proposal. Brokers may vote uninstructed shares for this proposal as it is considered to be a “routine” proposal.

Why a virtual meeting? We are excited to continue to utilize the latest technology to provide expanded access, improved communication, and cost savings for our stockholders. Hosting a virtual meeting again this year will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your appropriate questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PPIH2025, however, you will not be able to vote electronically at our Annual Meeting. Appropriate questions may be submitted at any time during the meeting, and they may be addressed at the conclusion of the Company’s prepared remarks. Therefore, you must submit your proxy or otherwise vote your shares prior to our Annual Meeting in order for your vote to be properly cast.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2024 Annual Report to Stockholders and Notice, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

Perma-Pipe International Holdings, Inc.

25025 Interstate 45, Suite 200

The Woodlands, TX 77380

(281) 598-6222

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company’s Transfer Agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

(877) 830-4936 or (720) 378-5591

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at Perma-Pipe International Holdings, Inc., 25025 Interstate 45, Suite 200, The Woodlands, Texas 77380 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2024 Annual Report from the Company’s website at www.permapipe.com. No information contained on the Company’s website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2024 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling 281-598-6222, or by writing to the Company’s Corporate Secretary at the address above.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter at their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may not vote your shares electronically at the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation, and FOR the submission of the advisory vote on the compensation of the Company's named executive officers to the Company's stockholders every ONE year; and FOR ratification of the appointment of PwC as the Company's independent accountant for the fiscal year ending January 31, 2026.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board has nominated five individuals for election for a one-year term through the 2026 Annual Meeting, and until their successors are duly elected and qualified. All of the nominees are currently serving as directors of the Company.

	Offices and Positions, if any,	First became a director
Name	held with the Company; Age	of the Company
Ibrahim J. Al Kuwari	Director; Age 63	2025
Jon C. Biro	Director; Age 59	2025
David B. Brown	Director; Age 62	2015
David J. Mansfield	Director and Chief Executive Officer; Age 65	2017
Robert J. McNally	Director; Age 54	2022

The director nominees’ biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

Ibrahim J. Al Kuwari was appointed as a director of the Company in January 2025. He has been the Chief Executive Officer of Qatar Solar Technologies (QSTec) since February 2018. In this role, he provides strategic leadership, oversaw the company’s operations and resources, and served as the key liaison between the board of directors and corporate operations. With a distinguished career span of over three decades, Mr. Al Kuwari has held executive positions across multiple industries, including energy, real estate, and infrastructure. From 2019 to March 2021, he served as a Board Member and Managing Director of Mazaya Real Estate Development, where he was responsible for guiding the company’s strategic direction and ensuring the achievement of its financial and long-term objectives. Before joining QSTec, Mr. Al Kuwari was the Chief Executive Officer of Qatar Fuel (WOQOD), on secondment from Qatar Petroleum, from March 2014. As CEO, he led the company’s growth strategy, expanded its operations into new markets, and ensured strong returns for shareholders. His leadership was instrumental in streamlining operations, enhancing stakeholder engagement, and positioning the company for sustainable success. Mr. Al Kuwari’s extensive experience in the energy sector began with Qatar Petroleum in 1987, where he held various roles in project management and engineering. He played a key role in offshore and onshore projects, serving as Head of Cost and Planning within the Engineering Services Division. He later took on leadership roles, including Engineering Services Manager and Engineering Manager for major refinery expansion projects. In 2005, he joined Dolphin Energy Limited as Deputy General Manager of Qatar Operations, managing key functions such as Human Resources, Finance, Public Relations, and Technology. His contributions have significantly shaped the industries he has serviced, reinforcing this reputation as a visionary leader. Mr. Al Kuwari graduated from the University of Southern California (USC) with a degree in Industrial & Systems Engineering. Mr. Al Kuwari brings to the Board extensive knowledge of the oil and gas industry, the MENA region, and expertise in strategic planning, operational excellence, and corporate leadership, which qualifies him as one of our directors.

Jon C. Biro was appointed as a director of the Company in February 2025. He is a seasoned financial executive with extensive experience across multiple industries, including commercial printing, oilfield services, plastics processing, and marketing services. Jon currently serves as an Operating Partner and Consultant for Snow Peak Capital, LLC since 2021 as well as a Board Member for Sandy Alexander, a leading commercial printing company that is a part of the Snow Peak portfolio, and as a Board Member for Vision Plastics New Zealand Ltd., a privately owned plastics processing business. Previously, Mr. Biro held CFO roles in several public companies, including Harte Hanks, Exterran, Consolidated Graphics, and ICO, Inc., where he also served on the board and as interim CEO. Jon has also been a public company Board Member for Aspect Medical Systems and Crown Crafts. He started his career as an auditor at PricewaterhouseCoopers. A Certified Public Accountant, Mr. Biro holds a B.A. in Psychology with a minor in Economics from The University of Texas, Austin, and an M.S. in Accountancy from the University of Houston. Mr. Biro brings to the Board extensive knowledge of the oil and gas industry, as well as significant finance and corporate governance expertise, which qualifies him as one of our directors.

David B. Brown, CPA, NACD.DC has been a director of the Company since 2015. He joined the board of directors of privately owned JL Capital Group in April 2025 as Director of Accounting. From July 2020 until his retirement in February 2025, he was the Chief Financial Officer for Authentix, Inc., a global authority in authentication solutions owned by Blue Water Energy Private Equity that provides advanced authentication solutions for governments, central banks, and commercial companies, ensuring local economies grow, banknote security remains intact and commercial products have robust market opportunities. He was the Chief Financial Officer for Trillium Flow Technologies, a global manufacturing company owned by First Reserve Private Equity that serves customers in the power, oil and gas, general industry and water and wastewater sectors with highly engineered valves, pumps, and actuators from March 2019 to June 2020. Mr. Brown received his Bachelor of Business Administration degree in Accounting from the University of Texas at Austin and is a Certified Public Accountant in the State of Texas. Mr. Brown spent the first 10 years of his career with PricewaterhouseCoopers serving clients primarily in the energy industry while stationed in its Dallas, London, Houston, and Moscow offices. He is an active member of the Institute for Ethical Corporate Governance, Financial Executives International and National Association of Corporate Directors (“NACD”). He is also a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Brown has been an NACD Board Leadership Fellow since 2015 and completed the NACD Cybersecurity Continuous Learning Cohort curriculum and earned the NACD Directorship Certification in 2022. Mr. Brown brings to our Board extensive business transformation experience, accounting experience, expertise in the energy industry, a breadth of global business knowledge and best practices gained working with both public and private equity owned global businesses, all of which qualifies him as one of our directors.

David J. Mansfield has been the Company’s Chief Executive Officer since November 2016 and a director of the Company since January 2017. From November 2016 until March 2025, Mr. Mansfield also served as President of the Company. From 2015 to 2016, Mr. Mansfield served as CFO of Compressor Engineering Corp. & CECO Pipeline Services Co., which provide products and services to the gas transmission, midstream, gas processing, and petrochemical industries. In this position, he had overall responsibility for the group’s financial affairs, including the development and execution of turnaround plans and the successful negotiation of a corporate refinancing. From 2009 to 2014, Mr. Mansfield served as CFO and as Acting CEO of Pipestream, Inc., a venture capital-owned technology development company providing a suite of products to the oil and gas pipeline industry. In this position, he was a member of the executive team with overall responsibility for directing the financial, accounting, and administrative affairs of the company, including IT, HR, insurance, internal control, management and financial reporting, treasury, tax compliance, investment evaluation, strategic planning, budgeting, and forecasting. He also had overall responsibility for commercial, marketing and business development activities. As Acting CEO, he established corporate strategies and directed the activities of the company toward the successful technical development and commercialization of its products and services and for the development of a sustainable and profitable business. From 1992 to 2009, Mr. Mansfield was employed with Bredero Shaw, the world’s largest provider of protective coatings for the oil and gas pipeline industry, most recently as Vice President Strategic Planning. During his tenure with Bredero Shaw, Mr. Mansfield served in roles including Vice President Controller and Commercial General Manager, Europe, Africa & Former Soviet Union. He played a key role in strategy development and merger and acquisition activities as the company grew from annual revenues of $100 million to over $900 million. He is a Fellow member of the Association of Chartered Certified Accountants. Mr. Mansfield brings to the Board extensive general management, business development and merger and acquisition experience in businesses like the Company’s and, in addition to being our CEO, qualifies him as one of our directors.

Robert J. McNally joined the Company’s Board as an independent director in February 2022. He is the President of Eco Material Technologies. He also serves as a director of Summit Midstream Partners, LP, where he sits on the Audit Committee. He previously served on the Oasis Petroleum, Inc. board, where he sat on the Audit & Reserves Committee and the Compensation Committee. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia, and Ohio. Prior to that role, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada, and the Middle East. From 2009 to 2010, and in 2007, Mr. McNally was an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. Mr. McNally holds a B.S. in Mechanical Engineering from the University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business. Mr. McNally brings to the Board extensive knowledge of the oil and gas industry, as well as significant corporate governance expertise, which qualifies him as one of our directors.

Director Selection and Board Refreshment

Our Board and Nominating and Corporate Governance Committee ensure that our directors have the balance of skills, background, and values to effectively represent the long-term interest of our stockholders. Our Board annually reviews and updates a matrix of the cumulative qualifications, skills, and experience that we believe are necessary to effectively steward the Company and identify any gaps to be filled to improve the Board’s performance. When we identify potential new director candidates, we review extensive background information, evaluate their references, consider their prior board experience, and conduct in-person interviews. Considering and valuing diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

We also value new perspectives and ideas as essential for a high performing Board. The average tenure on our Board of our nominees is approximately 4.2 years. Since 2014, we have had a 100% refreshment of independent directors on our Board. The committee assignments were last rotated in 2022, including the election of a new Chairman of the Board and new chairs of each of the committees of the Board. The Board will consider appointments to each committee, as well as Chairman of the Board and committee chair assignments following the Annual Meeting.

Each board member is required to devote sufficient time to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities in order to effectively represent the best long-term interests of all of our stockholders. In addition, we require substantial and significant related experience that would be necessary to perform his or her duties as a director. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a stockholder.

The Board believes that each of the director nominees are highly qualified and bring a collective balance of relevant knowledge and skills to the boardroom and an effective mix of diversity and leadership and professional experiences. The Board of Directors Skills Matrix table set forth below illustrates the experience, skills, and qualifications the Board has identified as important for the Company and highlights each director nominee’s skills, knowledge and experience that uniquely qualify such director to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill. All of our director nominees also satisfy the criteria set forth in our corporate governance principles and possess characteristics that we believe are essential for the proper and effective functioning of the Board. The biographies set forth above for each director describe in more detail the relevant experience, qualifications, attributes, and skills of each director.

Board of Directors Skills Matrix

	I. J. Al Kuwari	J. Biro	D. Brown	D. Mansfield	R. McNally	Board Skills Collective Assessment
Energy Industry	✔	✔	✔	✔	✔	✔
Senior Executive Experience	✔	✔	✔	✔	✔	✔
Operations	✔	✔	✔	✔	✔	✔
Strategy & Planning	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔		✔	✔
International Experience	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔
Capital Market Experience	✔	✔	✔	✔	✔	✔
Accounting and Finance	✔	✔	✔	✔	✔	✔
Legal & Regulatory	✔	✔	✔	✔	✔	✔
IT Management	✔	✔	✔	✔	✔	✔
IR/PR		✔		✔	✔	✔
Cybersecurity	✔	✔	✔	✔	✔	✔
HR, Talent Acquisition & Development	✔	✔	✔	✔	✔	✔
Risk Assessment & Management	✔	✔	✔	✔	✔	✔
Environmental, Social, & Governance	✔	✔	✔	✔		✔

The Board believes that all director nominees exhibit:

✔ High Integrity	✔ Commitment to the Long-Term Interests of our Stockholders
✔ Leadership Experience	✔ Strong Business Judgement
✔ Commitment to Ethics	✔ Commitment to Safety and Diversity in the Workplace
✔ Proven Record of Success	✔ Diversity of Thought

VOTE REQUIRED

Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our Bylaws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and will publicly disclose its decision within 30 days following the certification of election results. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we are asking stockholders to approve the following advisory resolution regarding compensation of our Chief Executive Officer and our other most highly compensated executive officers (collectively “Named Executive Officers” or “NEOs”):

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for 2025, as disclosed in the Executive Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our 2025 compensation for NEOs. This vote is not intended to address any specific item of compensation; rather, your vote relates to the overall compensation of NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Compensation Overview

In early 2025, the Compensation Committee of the Board engaged Willis Towers Watson ("WTW") as an independent compensation consultant to review both the executive and director compensation programs as compared to a general industry benchmark of similarly sized organizations' industry practices.

The WTW benchmark assessment of executive compensation compared the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenues similar to the Company. Included in the market assessment and analysis were base salary, short-term incentive, long-term incentive, including equity, and total direct compensation. The benchmark study concluded that our executive total direct compensation was 19% below the 50th percentile of the market study. In mid-2025, the Compensation Committee expects to recommend, and the Board to approve, an average increase to our executive base compensation of approximately 4%.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base elements of our compensation upon delivering high levels of performance relative to performance measures that the Compensation Committee has approved. For example, (i) our annual financial short-term incentive plan ("STIP") requires that the Company achieve certain financial performance goals before recipients are entitled to this compensation; and (ii) our long-term incentive plan ("LTIP") includes performance-based financial targets and payout for a portion of the LTIP.

Prior to voting, stockholders may wish to review our discussion of executive compensation, including elements that make up our total compensation more fully in the section entitled “Executive Compensation Discussion and Analysis," as well as the discussion regarding the Compensation Committee. We believe our executive compensation programs are structured to best support the Company and its business objectives.

Although this is an advisory vote that will not be binding on our Compensation Committee or Board, our Compensation Committee and Board will carefully review the results of our stockholder vote on this say-on-pay proposal. Our Compensation Committee will consider stockholders’ concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company’s 2025 executive compensation, as outlined in the above resolution. We anticipate holding our next say-on-pay vote at our 2026 Annual Meeting.

Vote Required

The compensation of the Company’s Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders with a vote on how frequently we will submit the advisory vote on the compensation of our named executive officers to our stockholders. Accordingly, we are asking our stockholders whether the advisory vote on the compensation of our named executive officers should occur every year, every two years, or every three years.

Our Board recommends that stockholders vote for the submission of the advisory vote on the compensation of our named executive officers to our stockholders every year (an annual vote), because we believe that an annual vote promotes best governance practices and facilitates our Compensation Committee’s and our management’s consideration of the views of our stockholders in structuring our compensation programs for our named executive officers.  We believe that an annual vote provides our Compensation Committee and our management with more direct input on, and reactions to, our current compensation practices, and better allows our Compensation Committee and our senior management to measure how they have responded to the prior year’s vote.

For the reasons discussed above, our Board recommends that stockholders vote to hold an advisory vote on the compensation of our named executive officers at our annual meeting of stockholders every year. In voting on this Proposal 3, stockholders should be aware that they are not voting “for” or “against” the Board’s recommendation. Rather, stockholders will be voting to determine, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers, which may be every one, two, or three years, or stockholders may abstain entirely from voting on the proposal.

Vote Required

The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE SUBMITTED TO STOCKHOLDERS EVERY YEAR.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF COMPANY'S INDEPENDENT ACCOUNTANT

The Audit Committee has appointed PwC as the Company’s independent accountant for our fiscal year ending January 31, 2026, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee’s appointment of PwC as our 2025 independent accounting firm. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2025 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of PwC as our independent accountant for our fiscal year ending January 31, 2026, will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF OUR APPOINTMENT OF PWC AS THE COMPANY'S INDEPENDENT ACCOUNTANT FOR 2025.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Highlights

Our Board is committed to principled, ethical governance that benefits you, our stockholders, as well as our customers, employees, and communities. The following table presents a brief summary of a number of Board reviews and governance actions.

Overview	Focus Areas	Board Actions
Corporate Governance	Board Retirement Policy	Our Board adopted a retirement policy requiring non-employee directors to retire from the Board, and not stand for re-election, on the date of the Annual Meeting following their 72nd birthday.
	Stockholder Right to Call Special Meetings	On April 30, 2019, our Board revised our Bylaws to permit stockholders holding 10% of our outstanding common stock to call a special meeting without limitation.
	Poison Pill Elimination	Our Stockholder Rights Plan, or Poison Pill, was intentionally allowed to expire on September 15, 2019 and has not been extended or renewed.
	Board Refreshment	Average tenure of nominees - 4.2 years. 100% Board refreshment in the last ten years. Four new directors added in the last five years.
	Director Qualifications and Experience	Matrices highlighting the skills and diversity of individual directors and the Board as a whole included in this proxy statement.
	Stockholder Outreach	Conduct frequent stockholder outreach to solicit feedback on a variety of topics including say on pay, executive compensation, company strategy, growth, and governance issues.
	Insider Trading Policy	NEOs and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all NEOs and directors are required to make advance notice for any proposed transactions in the Company’s securities from the Company’s Chief Executive Officer or Chief Financial Officer. The policy has been updated and filed with the SEC on May 1, 2025.
	Majority Voting Standard in Uncontested Director Elections	On February 19, 2025, our Board amended our Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority vote.
Compensation Committee Communication & Responsiveness	Review of the Executive and Board Compensation Programs

Engaged Willis Towers Watson in 2025 to complete a comprehensive review of independent director and executive compensation as input to and confirmation of our annual compensation review. A comprehensive review will be conducted every other year unless market conditions demand otherwise. We maintain a very lean Board, comprised of only 4 independent directors and the CEO, to minimize Board costs.

Long-Term Equity-Based Incentive Plan

Implemented a performance-based component to our long-term equity-based incentive awards, which component ties compensation directly and objectively to our long-term financial performance and helps ensure that our executives’ interests are aligned with those of our stockholders. A portion of the amount of the performance-based award payout is tied to the achievement of the level of multi-year consolidated return on equity targets approved by the Board. The remaining amount is time-based equity. These two elements provide for strong leadership motivation and retention.

	Equity Vesting Acceleration upon a Change in Control	Included “double trigger” accelerated vesting in all executive employment agreements, requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.
	BOD Committee Charters	The Board has updated our Nomination/Governance Committee Charter, Compensation Committee Charter, and Audit Committee Charter as part of good corporate governance guidelines.
	Separation of President and CEO Positions	On March 31, 2025, the Board amended our Bylaws to separate the President and CEO positions.
Stock Ownership Guidelines

The Board has implemented stock ownership guidelines as follows:

● CEO - 3.0X Annual Base Salary

● NEO - 1.5X Annual Base Salary

● Independent Directors - 3.0X Annual Base Cash Retainer

See the director and executive officer ownership table included in this proxy statement.

Disclosure of Stockholding Periods

Executive officers and directors hold shares until ownership guidelines are met, other than permitted sales to allow independent directors to pay cash taxes on the vesting of restricted stock earned as described in Director Compensation below and must be approved by the Chairman of the Board or the CEO.

	Anti-Hedging/Pledging Policy	The Board has adopted formal guidelines and policies prohibiting hedging and pledging which are found in our Insider Trading Policy.
	Independent Director Equity Compensation	Board equity compensation is paid in the form of annual equity grants with a one-year vesting period for greater transparency of ownership to stockholders.
	Minimum Equity Vesting Period	Employee equity grants under the 2024 Omnibus Stock Incentive Plan (“2024 Plan”) have a minimum vesting period of one year (other than with respect to shares representing 5% of the total shares reserved).
	Share Recycling	Common stock used to settle taxes is retired and not recycled into the 2024 Plan reserve.
	Retirement Conditions	Amended plan includes executive retirement conditions of six months written notice, three-year Confidentiality and Non-Solicitation/Non-Compete Agreements coupled with a clawback clause in return for ongoing equity vesting to ensure smooth leadership transitions.

Director Independence

Our Board currently consists of six directors, five of which are nominated for re-election to the Board at the Annual Meeting. Four of the five nominated directors are “independent directors” within the meaning of the NASDAQ rules. David J. Mansfield is our Chief Executive Officer and, thus, does not meet the definition of “independent” under the NASDAQ rules.

Director Compensation

We believe our current director compensation is competitive as confirmed by the recent WTW benchmark, as such there are no proposed changes to director compensation for 2025. Director compensation remains as described in the table below.

Independent non-employee directors received an annual grant of Common Stock in the dollar amount noted below. Shares of restricted stock granted are calculated by dividing the dollar value of the grant by the 30-day average fair market value of the Common Stock on the date of grant. Grants of restricted stock vest over a one-year period. Stock grants are issued annually. Directors may elect to adopt a Rule 10b5-1 Stock Trading Plan under the Exchange Act that will, subsequent to the vesting of the stock, automatically sell a sufficient number of shares of the vested stock at the then-current market price which is normally used to cover their anticipated tax obligations associated with the vesting.

The following table sets forth our 2025 non-employee director compensation:

Annual cash retainers
Non-Employee Director	$45,000
Independent Chairman of the Board	40,000
Chairman of Audit Committee	10,000
Members of the Audit Committee	7,500
Chairman of the Compensation Committee	7,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	5,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant
Non-Employee Director	$75,000
Independent Chairman of the Board	85,000

The Board and committee retainers are intended to competitively compensate the non-employee directors for their time engaged in activities on behalf of the Company.  In December 2024, the Directors created a Special Projects Compensation Policy that allows the Board of Directors to award additional compensation for special projects outside their normal recurring duties as Board members and members of committees of the Board. Subsequently, the Board awarded a total of $85,000 to the four independent directors in January 2025.

In fiscal 2024, the Board approved and paid additional compensation beyond the standard retainers in connection with certain special projects that were performed during the year. See Directors' 2024 Compensation for further information.

The following table shows the total compensation earned by non-employee directors for the fiscal year ended January 31, 2025:

Non-Employee Directors’ 2024 Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Special Project Compensation	Total
Ibrahim J. Al Kuwari (2)	$4,586	$-	$-	$4,586
Jon C. Biro (3)	-	-	-	-
Cynthia A. Boiter	73,500	75,000	20,000	168,500
David B. Brown	71,000	75,000	25,000	171,000
Robert J. McNally	68,500	75,000	20,000	163,500
Jerome T. Walker	85,000	85,000	20,000	190,000

(1)

Stock awards in 2024 were issuable to each non-employee director as shares of Common Stock. Based on the trailing 30-day average closing sale price of $8.81 on the grant date of July 25, 2024, 9,644 shares were awarded to the Chairman of the Board, and 8,509 shares were awarded to each other non-employee director. The amounts reported in the Stock Awards column represent the aggregate grant date fair value based on the trailing 30-day average closing sale price of our Common Stock on July 25, 2024.

(2)	Mr. Al Kuwari was appointed to the Board in January 2025; therefore, his fees are pro-rated for fiscal year 2024.
(3)	Mr. Biro was appointed in February 2025; therefore, did not earn any fees in fiscal year 2024.

The following table summarizes the aggregate amount of restricted stock held by non-employee directors, restricted shares granted, shares purchased, and shares deferred as of  January 31, 2025:

Name	Number of Vested Shares	Number of Restricted Shares Granted (1)	Number of Shares Purchased (2)	Number of Deferred Shares (3)	Total Shares
Ibrahim J. Al Kuwari (4)	-	-	-	-	-
Jon C. Biro (4)	-	-	-	-	-
Cynthia A. Boiter	22,114	8,509	-	5,501	36,124
David B. Brown	22,114	8,509	-	27,504	58,127
Robert J. McNally	14,159	8,509	6,000	-	28,668
Jerome T. Walker	28,016	9,644	2,700	29,921	70,281

(1)	Restricted stock vests one year from grant date.
(2)	The above table includes share purchases that occurred at certain intervals during the year ended January 31, 2025. For further information, refer to Forms 4 filed with the SEC on September 22, 2023, September 28, 2023, and October 10, 2023, respectively.
(3)	Deferred Common Stock awards are issued as fully vested Common Stock upon departure from our Board.
(4)	Mr. Al Kuwari and Mr. Biro did not receive any grants as of January 31, 2025.

Guidelines for Director and Officer Equity Ownership

To ensure the alignment of our executives and directors to our stockholders, we maintain equity ownership guidelines set as a total value equal to the multiples of base salaries or base cash retainers, as applicable and outlined in the following table. Executive officers and non-employee directors have five years from the date of first appointment or election as an executive officer or non-employee director to achieve these levels of equity ownership.

Group	Stock Ownership Guideline
CEO	3.0X Annual Base Salary
Executive Officers	1.5X Annual Base Salary
Independent Directors	3.0X Annual Base Cash Retainer

The following table summarizes the equity position versus the Board guidelines for our NEOs and non-employee directors as of January 31, 2025:

PEO, NEOS AND DIRECTORS	Total Position in Shares (5)	Fair Value of Shares Owned on Grant Date	Guideline Multiple	Achieved	Excess/(Short) (1)
David J. Mansfield	302,017	$2,576,918	3.0	Yes	$1,117,406
Matthew E. Lewicki (2)	10,921	101,276	1.5	No	(333,724)
Saleh Sagr (3)	21,803	213,072	1.5	No	(241,658)
Ibrahim J. Al Kuwari (4)	-	-	3.0	No	-
Jon C. Biro (4)	-	-	3.0	No	-
Cynthia A. Boiter	36,124	303,491	3.0	Yes	82,991
David B. Brown	58,127	473,547	3.0	Yes	260,547
Robert J. McNally	28,668	275,102	3.0	Yes	69,602
Jerome T. Walker	70,282	594,891	3.0	Yes	339,891

(1) Equity ownership was calculated using the value of the equity awards using the closing price of Common Stock on the date of grant.

(2) Mr. Lewicki was promoted to Chief Financial Officer on October 2, 2023, and has until October 2, 2028, to satisfy his stock ownership guideline.

(3) Mr. Sagr was promoted to President on March 31, 2025, and has until March 31, 2030, to satisfy his stock ownership guideline.

(4) Mr. Al Kuwari and Mr. Biro had not received any grants as of January 31, 2025.

(5) The amounts presented above in Total Position in Shares for each executive officer and director includes deferred stock, unvested restricted stock and Common Stock held outright by each executive officer and director as of January 31, 2025.

An executive officer’s or non-employee director’s ownership can take the form of direct ownership or indirect ownership of Common Stock through family trusts, deferred company stock programs, or in any other manner commonly acceptable to the Company, however, unexercised stock options do not count towards equity ownership guidelines. The Compensation Committee reviews the equity ownership guidelines annually. Executive officers and non-employee directors are discouraged from selling shares of Common Stock until they achieve the recommended level of equity ownership. All our executive officers and non-employee directors are in compliance with their stock ownership guidelines.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, we have adopted and observe the following oversight policies.

Insider Trading Policy

Named Executive Officers and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company’s securities on margin. Further, all NEOs and directors are required to provide advance notice for any proposed transactions in the Company’s securities to the Company’s Chief Executive Officer or Chief Financial Officer. As part of our normal review, the policy has been updated, a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended January 31, 2025, as filed with the SEC on May 1, 2025, for further discussion regarding the Company's Insider Trading Policy.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material non-compliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company’s code of conduct, or breaches a fiduciary duty, or is grossly negligent, or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. Refer to exhibit 97 “Recoupment of Incentive Compensation Following a Restatement” to the Company’s Annual Report on Form 10-K for the year ended January 31, 2025, as filed with the SEC on May 1, 2025, for further discussion regarding the Company’s Clawback Policy.

Other Risk Mitigators

Incentive compensation is paid only after our financial results are complete and audited and the Compensation Committee has verified the performance results and associated incentive awards.

Related Party Transactions

There were no related party transactions in 2024.

Board and Committee Meetings

The Board has three standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The independent Chairman of the Board serves as an ex-officio non-paid member of all three committees. During 2024, the following number of meetings were held:

Number of Meetings
Board of Directors	8
Audit Committee	9
Nominating and Corporate Governance Committee	5
Compensation Committee	7
Unanimous Consent	8

In addition to regular meetings, the Board and each committee also meet in executive sessions.

Audit Committee

The Audit Committee consists of David B. Brown (Chairman), Robert J. McNally, Ibrahim J. Al Kuwari, Jon C. Biro, and Jerome T. Walker (ex-officio). Cynthia A. Boiter served as Chairwoman until February 1, 2025, and continued to be a member of the committee until her resignation from the Board, effective May 1, 2025. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the SEC rules and the NASDAQ rules. The Board has also determined that three of the members of the Audit Committee, Mr. Brown, Mr. Biro and Mr. McNally, qualify as “audit committee financial experts” as defined under SEC regulations.

The principal duties of the Audit Committee include:

•	Selecting the Company’s independent registered public accounting firm;
•	Evaluating the independent registered public accounting firm’s independence;
•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of the Company’s financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of the Company’s internal audit function and overall risk management processes; and
•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

The Board last updated its Audit Committee Charter in April 2025, which is available at www.permapipe.com under: Investors - Governance Documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Robert J. McNally (Chairman), David B. Brown, Ibrahim J. Al Kuwari, Jon C. Biro, and Jerome T. Walker (ex-officio). Cynthia A. Boiter served on the committee until her resignation from the Board, effective May 1, 2025. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined under the SEC rules and the NASDAQ rules. The Committee evaluates individual directors, committees, and the Board as a whole, both in terms of size and capability.

The Nominating and Corporate Governance Committee also oversees the CEO succession planning process and reviews, at least annually, and approves other management succession plans to ensure continuity in our senior management positions.

The Nominating and Corporate Governance Committee identifies the attributes of the Board’s incumbent members that contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity, and commitment to Board duties. When a position on the Board becomes vacant, or if the Board size is increased, the Nominating and Corporate Governance Committee reviews the attributes of incumbent members and determines any attributes that, if possessed by a new Board member, would result in improved performance of the Board. Candidates recommended to the Nominating and Corporate Governance Committee for consideration as nominees for vacant or new Board positions are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee. Following evaluation, which includes interviews and such other procedures the Nominating and Corporate Governance Committee deems advisable, the Nominating and Corporate Governance Committee makes a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or appointed by the Board prior to such meetings. The committee and the Board understand the importance of diversity in both perspective and experience. The Committee also values gender and racial diversity in Board membership. Such diversity is an integral part of the selection and candidate evaluation process.

Recommendations for potential director nominees can come from many different sources, including other Board members, executive officers, stockholders, self-recommendations, members of the communities the Company serves, or search firms.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to “Stockholder Proposals and Nominations for 2025 Annual Meeting” for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The Board updated its Nominating and Corporate Governance Committee Charter in September 2024, which is available atwww.permapipe.comunder: Investors - Governance Documents.

Compensation Committee

The Compensation Committee consists of David B. Brown (Chairman), Robert J. McNally, Ibrahim Al Kuwari, Jon C. Biro, and Jerome T. Walker (ex-officio). Cynthia A. Boiter served on the committee until her resignation from the Board, effective May 1, 2025. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined under the SEC rules and NASDAQ rules, including those specifically applicable to compensation committee members.

The Compensation Committee generally undertakes the following activities:

•	Maintains awareness of industry compensation trends and benchmarks and assists the Board in overseeing the Company’s compensation policies, including equity plans and benefits strategies;
•	Determines the appropriate compensation for the President/CEO, and recommends adjustments for approval by the Board;
•	Consults with the CEO on compensation of the Company’s other executive officers;
•	Reviews the Company’s list of high-potential employees and business critical positions, along with retention and succession plans;
•	Reviews independent and non-employee director compensation and recommends adjustments for approval by the Board;
•	Oversees all of the Company’s executive compensation and its equity-based compensation plans;
•	Advises the Board on omnibus plan stock availability, future requirements and enhancements or changes to plan language;
•

Oversees and approves an annual report of the Compensation Committee for inclusion in the Company’s annual proxy statement (or Annual Report on Form 10-K) in accordance with applicable SEC rules and guidelines, if required;

•	Reviews and approves the Executive Compensation Discussion and Analysis included in the Proxy Statement (or Annual Report on Form 10-K); and
•	Performs any other activities consistent with its charter, the Company’s Bylaws, applicable law and as the Board deems necessary or appropriate.

In making decisions concerning executive compensation, the Compensation Committee typically considers, but is not required to accept, the recommendations of the CEO, except that the CEO does not make any recommendations with respect to his own compensation.

The Compensation Committee has delegated to the Company’s Vice President of Human Resources the authority to control, operate, manage and administer all executive compensation, equity-based compensation plans and benefit plans, with the exception of the following: grant waivers of plan terms, conditions, restrictions or limitations; accelerate vesting or exercise of an award; establish new kinds of awards; establish or modify performance goals, or certify the attainment of performance goals.

The Board updated its Compensation Committee Charter in December 2024, which is available at www.permapipe.com under: Investors - Governance Documents.

Board and Company Leadership

The Board retains discretion to structure leadership of the Board and Company in the manner that best serves the Company’s and its stockholders’ interests at a given time, and accordingly, has no fixed policy with respect to combining or separating the offices of Chairman and CEO. The Board has determined that, if the Chairman is not an independent director, a lead independent director should be selected by the independent directors and should serve as the chair of the Nominating and Corporate Governance Committee. Jerome T. Walker has served as independent Chairman of the Board since June 2022 but is not standing for re-election at the Annual Meeting. As a result, the new Chairman of the Board, and a lead independent director, if applicable, will be elected following the Annual Meeting.

Board’s Oversight of Enterprise Risk

The Board oversees major enterprise risks facing the Company and reviews management’s proposals for mitigation of such risks. It reviews and discusses significant financial and non-financial risks and steps management has taken to monitor, control and report such exposures. In performing its oversight responsibilities, the Board periodically discusses with management the Company’s policies with respect to enterprise risk assessment and risk management, including risks inherent in proposals for which Board approval is sought. The Audit Committee and Compensation Committee report to the Board regularly on matters relating to specific areas of risk each committee oversees. Throughout the year, the Board and its relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company’s stockholders. In 2024, the Board of Directors attended at least 75% of the Board and committee meetings on which such director served. All directors attended the Company’s 2024 Annual Meeting.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all employees of the Company and to the Company’s Board. The Company is committed to conducting business in accordance with our core values and the law and with the highest standards of ethical business conduct. All employees and directors acknowledge and certify annually their understanding and application of, and compliance with, our Code of Conduct. The Company updated the Code of Conduct in May 2024 and is publicly available on the Company’s website at www.permapipe.com under: Investors - Corporate Governance.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of the Corporate Secretary of the Company, to: Corporate Secretary, Perma-Pipe International Holdings, Inc., 25025 Interstate 45, Suite 200, The Woodlands, Texas 77380. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Compliance Officer, Perma-Pipe International Holdings, Inc., 25025 Interstate 45, Suite 200, The Woodlands, Texas 77380.

Environmental, Social and Governance (“ESG”) Overview

The Company's operations take into account governance, social and environmental factors. Addressing ESG concerns and finding solutions within our business units enables us to build better businesses internationally. The Company lessens the environmental impact of its operations and that of its clients by being deliberate in the development of products and services that are both environmentally sensitive and comply with regional governmental legislation.

All of the Company's business units work in accordance with its Environmental Management Systems (“EMS”) and are, or are being, accredited to the ISO 140001 standard. An overall framework for identifying, managing, monitoring, and controlling environmental issues is provided by the ISO 140001 standard. This gives the Company a framework for assessing and reducing the environmental impact of its operations. The Company's EMS is continuously improved in order to minimize any environmental impact that arise as a result of the Company's operations. The Company advocates consuming less energy in all of its endeavors and minimizes, recycles, and reuses waste whenever possible. The Company's ability to succeed as a multinational corporation depends on having a positive impact in the communities where it operates. Providing a safe work environment is of paramount importance to the Company. The North America, Middle East and North Africa business units are ISO 45001 accredited.

The Company strives for ESG excellence every day. The Company's stakeholders, which include its workers, customers, vendors, business partners, shareholders, and communities all around the world, look to our principles to consistently display integrity, respect, and sound business judgment when it comes to matters of the environment, social equality and corporate governance.

Corporate governance is a key component to the success of any business. As a publicly traded company based in the U.S., the bar for corporate governance is high. The Company has strict oversight by an active Board of Directors, and it has robust guidelines to which the employees and partners must adhere.

Commitment to Sustainability

Sustainability matters, and the decisions the Company's clients make today will have an influence on future generations. The Company is proud to serve one of the greenest and most energy conservation-minded industries in the world, the district energy industry.

Most district energy systems use steam distribution systems to provide thermal energy for space heating and hot water needs of connected buildings. District hot water systems, rather than steam, can also be used to deliver thermal services, which typically increases system efficiency through lower distribution losses. Hot water distribution is well suited to incorporating advanced energy options such as solar thermal and waste heat recovery from industrial processes and data centers. For cooling, most district energy systems use hybrid chiller plants, often coupled with thermal storage. These systems lower the overall carbon footprint of any building development project, yielding a more sustainable method of heating and cooling.

The Company has been at the forefront of engineering and fabricating piping system solutions to supply efficient and sustainable district energy systems for below or above ground steam, hot, and chilled water applications for nearly a century.

Likewise, other fluids are moved every day through our piping systems with the least amount of heat loss, or heat gain, leading to efficiency for our customers. The Company's double containment solutions provide lasting mechanical protection ensuring protection for the environment. The Company also provides robust anti-corrosion coating solutions which protect our customers’ infrastructure for decades to come.

The Company is committed to the protection of its customers’ assets, the environment in which it operates and to the fundamental sustainability that its products provide.

Human Capital Management

The Company’s long-term success is based upon fostering a workforce dedicated to delivering the best experience to its customers through robust human capital management initiatives.

Perma-Pipe Values

The Company is proud of the values upon which its business is based. Accordingly, it has and will continue to uphold the highest business ethics and personal integrity in the organization’s actions, interactions, and transactions.

We have and will continue to uphold the highest levels of business ethics and personal integrity in all types of actions, interactions, and transactions. Our Values and Code of Conduct are common reference points for anyone who is unclear about what is expected of them.

Equity

At our core, we are a global entity committed to cultivating a culture of Equity, which is reflected in our Core Values, across all facets of our operations worldwide. We recognize that our strength lies in embracing differences and fostering an environment where everyone feels valued and included. Our dedication to Equity is a strategic advantage that propels us toward our vision of delivering unparalleled value to our customers, colleagues, business partners, and shareholders. We extend our commitment to Equity to every level of our organization, including our Board of Directors, ensuring that diverse thought perspectives shape our decision-making processes. We understand that the collective wealth of individual differences, life experiences, knowledge, creativity, innovation, and talents our employees bring to their roles not only defines our culture but also underpins our reputation and accomplishments. We are committed to continuously evolving our Equity initiatives to create an environment where all individuals can thrive, contribute, and reach their full potential. Through fostering inclusivity, we not only enrich our workplace but also drive innovation and sustainable growth.

Safety and Wellness

Safety is not just a priority; it is a culture we have meticulously crafted and aptly named “The Perma-Pipe Zero Incident Safety Culture.” Through a robust framework of policies, procedures, and initiatives, we foster an environment where safety is ingrained in every aspect of our operations. We prioritize the well-being of our employees, customers, and communities.

Our unwavering commitment is proactively striving for zero serious injuries. By continually investing in our core safety programs and injury-reducing initiatives, we aim to create a workplace where every individual returns home safely at the end of the day. Recognizing that holistic well-being encompasses both physical and mental health, we proudly offer comprehensive employee assistance programs, including financial guidance, legal support, and mental health counseling, ensuring our employees have the resources they need to thrive both personally and professionally.

Employee Engagement

Our success depends on sustaining a high performing culture, where employees are engaged, and their efforts are aligned with the company’s overall strategy. In 2025, we will renew our global employee engagement survey that will serve as a platform to better understand our employees’ experiences. The feedback gathered will further enable us to leverage employee insights and feedback to create a more effective workplace. We have made significant strides in the areas of improvement identified in our 2020 employee engagement survey and are committed to upholding the exchange of meaningful dialogue between leaders and employees about their experiences, contributions, and development.

Talent Acquisition and Retention

Our talent acquisition strategy is designed to position Perma-Pipe as the employer of choice in the industrial manufacturing sector. Our multifaceted approach leverages external professional recruiting firms, innovative social media campaigns, and active engagement with local communities to maximize talent outreach and ensure we attract top quality candidates. We are committed to providing equal opportunity in employment for all applicants and employees. We proactively nurture a culture of inclusion, innovation, and excellence through the promotion of internal candidates, succession planning for senior leadership roles, and throughout the entire employee lifecycle. To remain competitive, we continually examine and benchmark our practices against industry trends to ensure we attract exceptional talent while fostering the needs of our employees.

Talent Development

We strongly believe that strategic workforce planning and ongoing employee development are crucial for our success. A key driver of our future growth is our commitment to nurturing leadership. We focus on identifying and cultivating talent, enabling employees to accelerate their career progression and meet their professional goals. We have robust processes in place for career management, succession planning, and leadership development, empowering employees to take ownership of their careers. Our organization's success relies on equipping our global workforce with the resources and tools necessary to meet future challenges.

Employee Compensation and Benefits

Our compensation strategy is designed to be competitive and rewarding, integrating both short-term and long-term incentives. Aligned with industry benchmarks and tailored by expert consultants, our comprehensive benefits package supports the overall well-being of our employees. This includes everything from health insurance to retirement savings plans, ensuring that our team members are supported in every aspect of their lives. Our local human resources and benefits teams complied with all applicable local benefits, wage and hour laws and ensured employees are receiving competitive wages and benefits. We continue to offer a suite of benefits including medical, dental, vision, company-paid disability, and life, and 401(k) retirement savings plans.

Ethics and Compliance

The Company's commitment to ethical business practices extends across all its subsidiaries, joint ventures, associated companies, and affiliates worldwide. Upholding the highest standards of integrity is not only expected of every individual within our organization, regardless of their role or location, but also extends to our business partners. Aligned with this commitment, our Ethics and Compliance Policy mandates that all our partners adhere to similar principles as outlined in the Policy. These principles must be effectively communicated throughout their organizations, including to their employees and subcontractors.

Our Code of Conduct sets clear ethical standards for every member of our workforce, including employees, officers, independent directors, and third parties involved in our business operations. These standards are designed to meet internal expectations and external legal requirements mandated by regulatory agencies. The Company's Ethics & Compliance Committee routinely meets to ensure that its standards are being adhered to and that they are continuously improved to ensure the highest standards of ethical and legal compliance are maintained at all times.

To bolster our global ethics and compliance framework, we have implemented various policies and procedures such as Conflict of Interest, Third-Party Due Diligence, International Screening, and our Global Anti-Corruption Policy. Additionally, we maintain a Compliance Hotline and a comprehensive Harassment Policy. Our commitment to ethical conduct is further reinforced through regular employee training sessions and rigorous system testing. We continually enhance our programs through data collection, continuous monitoring, and updates to ensure alignment with industry best practices.

Labor Relations

We maintain a longstanding partnership with the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry Local 572. Our collective bargaining agreements foster harmonious relations between management and employees, oversee union compensation structures, and mitigate the risk of disruptions such as strikes and lockouts. Regular dialogues with both national and local union leaders cover vital business topics, including customer service, operational enhancements, business performance, and adapting to technological advancements and market competition. Our history underscores our commitment to delivering quality service and sustaining good jobs, supported by competitive wages and comprehensive benefits for our workforce.

Emphasizing collaboration and cooperation, both parties are dedicated to fostering positive relationships among representatives at every level and across our union workforce. Our mutual accord outlines clear procedures for grievance resolution, ensuring fair treatment for all union employees. This collaborative approach enhances our manufacturing competitiveness while guaranteeing uninterrupted service for our customers. Respecting the rights of our employees to associate freely, we uphold our obligations to comply with local labor laws and regulations in every jurisdiction we operate.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met nine times during the last fiscal year, consists of four independent directors. During 2024, Cynthia A. Boiter served as Chairwoman until February 1, 2025, and continued as a member of the committee until her resignation from the Board, effective May 1, 2025. The members of the Audit Committee meet the independence requirements, and three of the current members, Mr. Brown, Mr. McNally, and Mr. Biro, meet the financial literacy requirements of NASDAQ and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NASDAQ rules.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2024, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s financial management team. Additionally, the Audit Committee held separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, PwC, the Company’s Director of Internal Audit, its internal audit provider, Jefferson Wells, and with the Company’s CEO and CFO, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairwoman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee, senior members of management, Jefferson Wells, and internal audit resources reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent registered public accounting firm or consider other audit firms. The Company had an extensive evaluation of its prior independent public accounting firm and held a competitive bidding process for new independent public accounting firms in 2024. Based on this evaluation, the Audit Committee decided to engage PwC as the Company’s independent registered public accounting firm for the year ended January 31, 2025. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for 2024:

•	The Audit Committee reviewed and discussed the audited financial statements with management;
•	The Audit Committee met with PwC and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•

The Audit Committee received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with PwC its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PwC referred to above, management’s representations and the report of PwC on the Company’s 2024 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2025 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Ibrahim J. Al Kuwari

Jon C. Biro

David B. Brown, Chairman

Robert J. McNally

Jerome T. Walker (ex-officio)

 Members of the Audit Committee

AUDIT FEES

The Audit Committee appointed PwC as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2025. The Company’s stockholders ratified the engagement of PwC at the 2024 Annual Meeting of stockholders on July 25, 2024.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be provided economically by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2024 and 2023 for audit and audit related fees were as follows:

	2024	2023
PwC Audit Fees	$1,693,000	$-
Grant Thornton, LLP Audit Fees	-	944,108
All Other Fees	2,000	-
Total	$1,695,000	$944,108

While not presented in the above table, the Company incurred approximately $0.2 million in consent fees in the current year relating to Grant Thornton, LLP.

The increase in auditor fees in 2024 is due to (i) certain transitional costs in connection with the first-year audit of the Company, and (ii) incremental fees associated with the restatement of the Company's second quarter 2024 results, as filed with the SEC on Form 10-Q on December 23, 2024.

Audit fees include fees for all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Company’s financial statements. In addition, these fees include fees for services in connection with statutory and regulatory filings, consents, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and review of filings with the SEC, such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All other fees were for a disclosure checklist tool.

The Company did not incur any internal audit fees or tax fees from PwC or Grant Thornton LLP during 2024 or 2023.

The Audit Committee has adopted a policy for approving all audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all the engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified, or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by PwC during the past year prior to their undertaking.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Executive Compensation Discussion and Analysis is to provide information about the compensation of the following current executive officers, who are the Company’s NEOs for 2025: David J. Mansfield, the Company’s Chief Executive Officer; Matthew E. Lewicki, the Company’s Vice President and Chief Financial Officer and Saleh Sagr, the Company’s President. The Company qualifies as a “smaller reporting company” as defined under SEC rules and, as a result, is not required to include in this Proxy Statement a Compensation Discussion and Analysis section or certain other disclosures relating to executive compensation. However, we are voluntarily providing certain information to maintain transparency in executive compensation.

Purpose of Executive Compensation Program

The Company’s long-term success depends on our ability to attract, motivate, focus, and retain highly talented individuals who are committed to the Company’s vision, values, and strategy. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.

We believe the compensation packages for our NEOs are market competitive and reflect their extensive management experience, continued high performance, and exceptional service. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Pay for Performance Philosophy

In 2024, our compensation plan was designed to hold our NEOs accountable for our business results and to reward them for strong corporate performance and the creation of stockholder value. The key elements of our executive compensation program supported this objective.

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base Salary	Cash	Individual Performance	Market based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance, and experience.
Short-Term Incentive	Cash	Adjusted EBT Performance: Financial	Rewards on the achievement of challenging annual financial performance goals of the Company. In 2023 the Company changed the primary metric from EBIT to EBT to better focus on operational profitability.
Long-term Incentive	50% Equity - Restricted Stock	Three-year vesting period	Provides an incentive for long-term strategic planning and profitable growth correlated with stockholder value through share price appreciation over time.
	50% Performance-Based - Cash	Three-year vesting period Return on equity	Based upon return on equity.

Because we believe the compensation of our most senior executives should be based on the Company’s overall performance, each executive’s pay is tied to the same financial metrics, and in aggregate, approximately half of each executive’s direct compensation is either short-term incentive-based or long-term equity and cash-based, dependent upon Company financial performance, and is therefore at risk. In 2024, incentive-based components (which we define as including the target values for short-term and long-term incentive compensation, inclusive of restricted stock awards) were 70% of the CEO’s target total direct compensation opportunity and 44% of the average target total direct compensation opportunity for the other NEOs.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the financial performance of the Company. For the most recently completed fiscal year, the Company did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to our NEOs to the Company’s performance. We are also permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended January 31, 2025, and 2024, and our financial performance for each such fiscal year:

Year	Summary compensation table total for PEO (1)	Compensation actually paid to PEO	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs	Value of initial fixed $100 investment based on total shareholder return (2)	Net income ($ in thousands) (3)
2024	1,716,871	2,257,430	608,651	703,907	172	8,983
2023	1,515,363	1,360,902	472,477	455,523	91	10,471

(1) Our Principal Executive Officer (“PEO”) for 2024 and 2023 is David J. Mansfield, and our non-PEO NEOs for whom the average compensation is presented in this table for 2024 and 2023 are Matthew E. Lewicki and Saleh Sagr.

(2) Total Shareholder Return illustrates the value, as of the last day of the indicated fiscal year, of an investment of $100 in the Company’s Common Stock on January 31, 2024, and 2023, respectively.

(3) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2024		2023 (1)(2)
Description of Amount	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs
Summary compensation table - Total compensation	$1,716,871	$608,651	$1,515,363	$472,477
Decrease in amounts reported under the "stock awards" column in the summary compensation table for the applicable fiscal year	(364,849)	(64,930)	(350,981)	(50,604)
Increase for fair value at fiscal year-end of outstanding and unvested stock awards granted in fiscal year	629,063	111,950	274,963	39,644
(Decrease)/increase for awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end, determined based on change in fair value from prior fiscal year end to applicable fiscal year end	236,932	33,344	(76,740)	(5,525)
Decrease for change in fair value as of vesting date of stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	39,413	14,892	(1,703)	(469)
Change in compensation	2,257,430	703,907	1,360,902	455,523

(1) The Proxy statement filed on July 2, 2024, included estimated STIP payments for both the PEO and non-PEO NEOs. The 2023 payments have been updated to reflect the actual STIP payout within this report and therefore are not comparable to what was filed in the previous year.

(2) Mr. Lewicki's compensation data is only for nine months since he began his employment in May 2023.

Relationship Between Financial Performance Measures

While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company provides the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation and Cumulative Total Shareholder Return

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s cumulative total shareholder return (“TSR”) for the years ended January 31, 2025, and 2024.

Compensation and Net Income

The following chart sets forth the relationship between PEO compensation, the average compensation of our Non-PEO NEOs, and the Company’s net income for the years ended January 31, 2025, and 2024.

While 2024 net income was a decrease of $1.5 million, compared to $10.5 million last year, the reduction was due to a one-time non-cash tax benefit of $5.9 million in the prior year after being allowed to recognize the benefit of past tax losses. Excluding the impact of the tax benefit, net income after taxes and minority interest was an increase of $4.4 million.

Executive Compensation Aligned with the Market

Throughout this Executive Compensation Discussion and Analysis, each reference to the ‘‘market’’ and to market positioning practices is intended to incorporate the approach outlined below. We review our executive compensation program on a regular basis and generally target approaching the 50th percentile of the market in positioning each individual element of compensation.

In the spring of 2024, we conducted our benchmarking for 2024 compensation with a primary benchmarking reference consisting of a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey. We also considered data from our Custom Peer Group (defined below) regarding pay program design, dilution, and performance. WTW developed competitive pay data from a large set of companies with annual revenues less than $500 million, with data adjusted to reflect companies of a similar revenue size as PPIH, approximately $200 million in revenues. We believe this approach provides an appropriate representation of the market, as applicable to our NEOs, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time.

In early 2025, the Compensation Committee and our Board agreed to conduct a comprehensive review using WTW 2025 market data for its 2025 executive compensation decisions. The benchmarking market analysis included base salary, short-term incentive, and long-term incentive, resulting in target total direct compensation. Executive compensation for 2026 is also based on the 2025 benchmarking data. A comprehensive review will be conducted every other year unless market conditions demand otherwise.

Our Custom Peer Group is made up of the 13 public companies shown below. All of these firms fall into at least one of these categories: (i) customers with a strong presence in one or more of our major markets; (ii) companies that are US based and have a large international presence; (iii) companies that are project-based that have similar product profiles or related products; (iv) companies with similar Global Industry Classification codes; and (iv) diversified companies that compete for investor capital within the market segment. The Custom Peer Group companies also are similar to the Company in size, demographics, locations, and investor profile and compete with us for talent.

●	Ampco-Pittsburgh Corporation	●	Hurco Companies, Inc.
●	Broadwind, Inc	●	Manitex International, Inc.
●	Core Molding Technologies, Inc.	●	NCS Multistage Holdings, Inc.
●	Energy Recovery, Inc.	●	Northwest Pipe Company
●	Gencor Industries, Inc.	●	Omega Flex, Inc.
●	Graham Corporation	●	Twin Disc, Incorporated
●	Gulf Island Fabrication, Inc.

Principles of Our Executive Compensation Program

We believe the level of compensation received by our NEOs should be tied closely to our corporate financial performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we provide. In addition to aligning our NEOs’ pay with performance, we follow several other principles when designing and implementing our executive compensation program.

✔ Market and Peer Positioning

We believe the target, on average, for our NEOs’ total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should approach the 50th percentile of independent market benchmarks.

✔ Short-Term and Long-Term Balance

We strive for a balance between annual short-term and long-term elements of compensation consistent with market practices. We believe in setting short and long-term goals that are challenging but attainable at their targeted levels without the need for our executives to take inappropriate risks, take actions that would violate our Code of Conduct, or make material changes to our long-term business strategy or our methods of management or operation.

✔ Pay at Risk

We believe that the more senior an NEO’s position, the more short and long-term compensation should be at risk, which means it will vary based upon the Company’s consolidated financial and return on investment performance.

✔ Alignment with Stockholders' Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program in order to link our NEOs’ compensation with our stockholders’ returns. The greater the level of responsibility of the NEO, the more his or her compensation should be stock-based and the higher their stock ownership requirement should be. This is consistent with market practices.

✔ Retention of Executives

We believe that our compensation program should support retention and motivation of our experienced NEOs and achievement of our leadership succession plans.

✔ Simple and Transparent

We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

How Performance Measures and Goals are Determined

The Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time. Each review includes general comparisons to market and peer data and analysis prepared by WTW, including information on market and peer practices and decision support in the following areas:

✔ Pay strategy and positioning on all elements of compensation;

✔ Annual short-term incentive plan design, including performance measures, performance targets and plan leverage;

✔ Long-term incentive plan strategy, design, and targets;

✔ Stock ownership guidelines; and

✔ Executive benefits and protection policies, including severance practices for officers and change in control arrangements.

The Compensation Committee develops performance measures and goals each year aligned to the Company’s strategic plan that are designed to help achieve our business strategy and objectives. In setting the performance goals for annual short-term and long-term incentive compensation, the Compensation Committee benchmarks against the performance targets of the Custom Peer Group and considers whether the Company’s compensation targets are sufficiently demanding relative to market trends and the Company’s strategic plans. The Compensation Committee believes this comprehensive process leads to appropriate performance targets and incentive awards that create stockholder value.

1. As described below in the section titled “Executive Compensation Elements,” the 2024 short-term incentive bonus goals for the NEOs were based 100% on the Company’s achievement of its operating plan financial targets for 2024, as approved by the Compensation Committee and Board.

2. The disclosure of the underlying goals for the measures above would reveal competitively sensitive, proprietary, and confidential information that the Company does not disclose publicly. Disclosing these goals could potentially reveal insights about our business plans and strategic objectives which our competitors could use against us in the marketplace.

Stock awards to NEOs under the LTIP carry a three-year vesting term. Beginning in 2020, as described below under “Executive Compensation Elements,” the performance-based cash portion of the long-term incentive award is based on achievement against corporate performance improvement targets over a three-year period established by the Board with respect to the Company’s return on equity.

Summary Compensation Table for 2024

The following table shows the total compensation earned by our NEOs for 2024 and 2023 for services rendered in all capacities to the Company:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
David J. Mansfield	2024	$486,504	$364,849	$851,763	$13,755	$1,716,871
Chief Executive Officer	2023	$467,862	$350,981	$683,292	$13,228	$1,515,363
Matthew E. Lewicki	2024	289,953	65,247	165,301	10,801	531,302
Vice President and Chief Financial Officer	2023	190,520	42,005	94,769	3,236	330,530
Saleh Sagr (5)	2024	303,153	64,613	244,605	73,630	686,001
President	2023	265,663	59,204	217,557	72,000	614,424

(1)	Pursuant to their employment agreements, our NEOs’ base salaries are subject to annual reviews and adjustments, which may result in changes to their base salaries. The amounts herein represent the base salaries for the respective periods, after any such increases in base salaries. Mr. Lewicki's salary for 2023 was prorated nine months due to his hire date of May 2, 2023.
(2)	Represents the grant date fair value of restricted stock awarded in the fiscal year as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of the awards, please see Note 9, “Stock-based compensation,” to the Company’s Financial Statements in its Annual Report on Form 10-K for the year ended January 31, 2025. The awards will vest 1/3 per year over a three-year vesting period. These amounts reflect the grant date fair value of the awards and do not correspond to the actual value that may be realized by the NEOs. See the Grants of Plan-Based Awards in 2024 table for additional information.
(3)

The amounts shown for 2024 consist of short-term incentive bonuses earned based upon performance in 2024 and paid in 2025, as well as the portion of the 2024 long-term cash performance award described below under "Executive Compensation Elements" based upon 2024 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amount earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $342,167; Mr. Lewicki, $28,608; Mr. Sagr, $58,530.

The amounts shown for 2023 consist of short-term incentive bonuses earned based upon performance in 2023 and paid in 2024, as well as the portion of the 2023 long-term cash performance award described below under “Executive Compensation Elements” based upon 2023 financial performance (subject to a minimum of 80% of target up to a maximum of 150% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $311,700; Mr. Lewicki, $11,200; Mr. Sagr, $52,012.

(4)	The amounts presented above in All Other Compensation for 2024 include 401(k) contributions and the cost of executive wellness benefits for each NEO. In 2024, Mr. Mansfield received $12,125, and Mr. Lewicki, $9,171 from the Company in 401(k) contributions. Mr. Sagr received $73,630, in expatriate allowances. No other NEOs received any item of All Other Compensation with a value over $10,000 in 2024.
(5)	Mr. Sagr held the position of Vice President - MENA from April 2019 to June 2021, and Senior Vice President - MENA from June 2021 to March 2025.

Grants of Plan-Based Awards in 2024

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2024. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The awards in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were granted under our annual cash incentive program for 2024 or as the performance cash portion of our long-term incentive program, and payment is or was contingent on our achievement of a given level of corporate performance, as described below in the section titled “Executive Compensation Elements.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Award Pursuant To	Grant Date	Threshold	Target	Maximum	Restricted Stock Award in Shares (1)	Value of Awards on Grant Date (2)
David J. Mansfield	Long-term incentive plan	7/25/2024				41,413	$364,849
	Short-term incentive plan		$243,252	$486,504 (3)	$973,008 (3)
	Long-term incentive plan		292,032	365,040 (4)	547,560 (4)
Matthew E. Lewicki	Long-term incentive plan	7/25/2024				7,406	65,247
	Short-term incentive plan		144,976 (3)	289,953 (3)	579,905 (3)
	Long-term incentive plan		52,223 (4)	65,279 (4)	97,918 (4)
Saleh Sagr	Long-term incentive plan	7/25/2024				7,334	64,613
	Short-term incentive plan		151,577 (3)	303,153 (3)	606,306 (3)
	Long-term incentive plan		51,710 (4)	64,638 (4)	96,957 (4)

(1)	The restricted stock vests ratably over three years.
(2)

The amounts shown in the Value of Awards on Grant Date column represent the fair value of the awards on the date of grant, as computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(3)	Amounts represent potential future payouts pursuant to annual bonus awards granted to our NEOs for 2024. The payments actually earned for 2024 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2024. Mr. Lewicki's incentive is prorated based on his nine months of service during fiscal year 2023.
(4)	Amounts represent potential future payouts pursuant to the long-term cash awards granted to our NEOs as the performance-based component of our LTIP in 2024. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. The amounts paid out following 2024 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2024. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if the achieved return on equity exceeds the threshold.

Executive Compensation Elements

In addition to their base salary, each NEO can earn an annual cash bonus under the short-term incentive plan based on a percentage of their base salary and on the Company’s annual financial performance. Corporate performance targets (based on earnings before taxes (“EBT”) with certain adjustments for non-operating items (“Adjusted EBT”), are assigned various weights under the Company’s short-term incentive plan annually. The 2024 short-term incentive bonus goals for the NEOs were based 100% on the Company’s achievement of its operating plan financial targets for 2024 as approved by the Compensation Committee and the Board. Achievement of the 100% level of each component results in full payment of the specified targeted bonus for each NEO described below under “Executive Employment Agreements.” The financial performance-based short-term awards for 2024 were based on achievement of an Adjusted EBT of 104.7% of the target.

Each NEO also receives an annual LTIP award. For 2024, this award was comprised of a restricted stock grant under the 2024 Plan and a multi-year performance-based financial incentive payable in cash that is linked to the Company’s multi-year return on equity targets. Restricted stock awards to NEOs under the LTIP carry a pro-rata three-year vesting term. In 2024, the performance-based portion of the long-term incentive award was based on achievement against three-year (2024-2026) corporate performance targets approved by the Board. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if a return on equity above the target level is achieved. The payouts are 100% formulaic and our LTI plan does not allow payout discretion by the Board.

Upon an NEO’s retirement (as defined in our long-term incentive plan award agreement) or death, the NEO (or the NEO’s estate) will continue to vest in any restricted stock and earn any performance award on the basis of the performance level indicated in the most recent forecast, if such restricted stock or performance award was granted more than 12 months before such retirement. Any restricted stock and performance award granted in the 12-month period ending on the NEO’s retirement or death will be prorated to reflect the partial year of service. Any restricted stock that vests and performance awards that are earned as a result of retirement will be subject to the NEO’s compliance with restrictive covenants. If the NEO becomes permanently disabled, they will be credited with one year of additional service in calculating the portion of restricted stock that is vested or the performance award that is earned.

All NEOs are eligible for employee benefits available to the Company’s other salaried employees in the U.S., and U.A.E., including group medical insurance, dental insurance, group life insurance, Company-funded short-term disability benefits, group long-term disability insurance, and in the U.S., NEOs are eligible for a 401(k) retirement plan. All NEOs are eligible for equity awards under our equity incentive plan, the 2024 Plan.

We believe the ongoing health and wellness of our executives is critical for achieving our Company goals and creating stockholder value. As a result, we have an Executive Wellness Program paid for by the Company which requires each senior executive to complete a comprehensive health and wellness assessment annually.

Role of Independent Compensation Consultant

Our Compensation Committee engaged WTW to compare the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenue amounts similar to the Company. In engaging WTW, the Compensation Committee considered WTW’s independence from management, taking into account all material factors, including those specified in stock exchange listing requirements, and concluded that WTW’s work did not raise any conflicts of interest.

Change of Control - “Double Trigger”

Under our employment agreements with our NEOs, entitlement to severance following a change in control is “double trigger,” requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.

Executive Employment Agreements

David J. Mansfield. Mr. Mansfield entered into an employment agreement and joined the Company on November 8, 2016, to serve as President and Chief Executive Officer. After annual reviews and adjustments by the Board as specified in his agreement, his current annual base salary is $468,000. His employment agreement ends November 8, 2025, due to his announced retirement. He is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Mansfield also receives an annual cash bonus opportunity, with a target incentive currently set at 100% of his base salary, and an annual long-term incentive award, with a target annual award of 150% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Mansfield participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without “cause” (generally defined as certain repeated failures to perform duties, certain acts of dishonesty, conviction of certain felonies, certain substance abuse, certain misconduct, breach of the duty of loyalty, certain disregard of Company policies and procedures, certain breaches of the employment agreement and insubordination or certain refusals to follow instructions) or by the executive for “good reason” (generally defined as certain material negative changes in the executive’s employment circumstances).

Matthew E. Lewicki. Mr. Lewicki joined the Company on May 2, 2023, as Chief Accounting Officer, and was subsequently appointed Vice President and Chief Financial Officer on October 2, 2023. On October 2, 2023, the Company and Mr. Lewicki entered into an employment agreement with the Company. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $275,000. Mr. Lewicki is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Lewicki’s incentive compensation includes an annual cash bonus opportunity, with a target incentive set at 45% of his base salary, and an annual long-term incentive award, with a target annual award of 45% of his base salary, vest ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Lewicki participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

Saleh Sagr. Mr.Sagr joined the Company on April 28, 2019, as Vice President - MENA, was appointed Senior Vice President - MENA and was subsequently appointed as President of the Company on March 31, 2025. On March 31, 2025, the Company and Mr. Sagr  entered into an employment agreement with a current annual base salary of $410,000. Mr. Sagr is eligible for incentive compensation determined in accordance with normal Company practices. In addition to Mr. Sagr’s annual base salary, he also receives an annual cash bonus short-term opportunity, with a target incentive set at 75% of his base salary, and a long-term incentive award, with a target annual award of 100% of his base salary, vesting ratably over three years. The annual long-term incentive award is 45% performance-based and 45% time-based. Mr. Sagr participates in the MENA Region standard Company benefits as well as the allowances provided to him as an expatriate and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

The following table sets forth the outstanding equity awards held by our NEOs as of January 31, 2025:

Outstanding Equity Awards on January 31, 2025

Name	Equity Incentive Plan Awards: Number of Shares of Stock That Have Not Vested	Vesting Date	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested (1)
David J. Mansfield	10,263	6/22/2025	$155,895
	11,414	6/22/2025	173,379
	13,804	7/25/2025	209,683
	11,414	6/22/2026	173,379
	13,804	7/25/2026	209,683
	13,805	7/25/2027	209,698
Matthew E. Lewicki	1,366	6/22/2025	20,750
	2,468	7/25/2025	37,489
	1,366	6/22/2026	20,750
	2,469	7/25/2026	37,504
	2,469	7/25/2027	37,504
Saleh Sagr	1,925	6/22/2025	29,241
	1,731	6/22/2025	26,294
	500	6/22/2025	7,595
	2,444	7/25/2025	37,124
	500	6/22/2026	7,595
	1,926	6/22/2026	29,256
	2,445	7/25/2026	37,140
	2,445	7/25/2027	37,140

(1) The market value of the shares is based upon the closing price of the Company’s Common Stock of $15.19 on January 31, 2025.

The following table sets forth the number and value of NEO restricted stock awards that vested in 2024.

Restricted Stock Vested in 2024

Name	Number of Shares Acquired on Vesting	Value Realized upon Vesting (1)
David J. Mansfield	37,349	$339,325
Matthew E. Lewicki	1,366	12,198
Saleh Sagr	4,406	39,413

(1)	The value of shares vested is based upon the closing price of the Company’s Common Stock on the various dates throughout the year on which each tranche of shares vested.

401(k) Plan

The domestic employees of the Company, including our NEOs, are eligible to participate in the Company’s Employee Savings Plan (“401(k) Plan”), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The 401(k) Plan allows employee pre-tax payroll contributions from 1% to 16% of total compensation. The Company matches 100% of the first 1% of the participant’s contributions, and another 50% of the next 5% of contributions, for a maximum total of 3.5% employer match.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or as otherwise believed to be known by the Company, the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 7,982,568 shares outstanding as of January 31, 2025.

	Amount and
Name and Address of	Nature of		Percent of Outstanding
Beneficial Owner	Beneficial Ownership		Shares
Raymond James & Associates	657,501	(1)	8.2%
880 Carillon Parkway
St. Petersburg, FL 33716

Dimensional Fund Advisors LP	463,133		5.8%
6300 Bee Cave Road, Building #1
Austin, TX 78746

(1)

According to a Schedule 13G filed April 15, 2025, Raymond James & Associates ("RJ&A"), in its capacity as investment adviser, may be deemed the beneficial owner of 657,501 shares of Common Stock as of March 31, 2025, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. RJ&A stated that it has sole voting power over 0 shares and sole dispositive power over 657,501 shares. RJ&A disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF

PEO, NEOS AND DIRECTORS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock of each director, each NEO, and all directors and executive officers as a group. The percentage ownership calculated was based upon stock ownership and 7,982,568 shares outstanding as of April 28, 2025.

Name of Beneficial Owner	Number of Shares	Stock options	Deferred Shares	Total	Percent of Outstanding Stock
David J. Mansfield	286,475	-	-	286,475	3.6%
Matthew E. Lewicki	10,921	-	-	10,921	*
Saleh Sagr	21,803	-	-	21,803	*
Ibrahim J. Al Kuwari (2)	-	-	-	-	*
Jon C. Biro (1)	1,722	-	-	1,722	*
David B. Brown (1)	30,623	-	27,504	58,127	0.7%
Robert J. McNally (1)	28,668	-	-	28,668	*
Jerome T. Walker (1)	40,360	-	29,921	70,281	0.9%
All directors and executive officers as a group (8 persons)	420,572	-	-	477,997	6.0%

* Less than 0.5%.

(1)	From 2014 to 2019, the only stock awards granted to directors were deferred common stock awards that are fully vested but will not convert to common stock until the director’s departure from the Board. Refer to “Director Compensation.” In 2024, the directors were granted and hold unvested restricted shares. As of April 28, 2025, Mr. McNally, Mr. Walker, Mr. Brown, and Mr. Biro held unvested shares of 8,509, 9,644, 8,509, and 1,722, respectively. These shares do not have voting rights.
(2)	Mr. Al Kuwari is scheduled to receive a pro-rated grant of shares by the end of May 2025, worth $31,250.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING

Inclusion of Proposals in the Company’s 2026 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the Proxy Statement and Proxy Form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company’s 2026 Annual Meeting of Stockholders must be in writing, must be received by the Company at its principal executive offices in The Woodlands, Texas by January 16, 2026 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company’s 2026 Annual Meeting of Stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s Bylaws. These requirements are separate from and in addition, the requirements discussed above to have the stockholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our Bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our Bylaws.

Our Bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a Proxy Statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our Bylaws require that stockholder proposals include all information relating to such business that would be required to be disclosed in a proxy statement or otherwise in connection with solicitations of proxies for the election of directors. In order to be considered timely under the advance notice requirements of our Bylaws, the proposal or recommendation for nomination must be received by the Board at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2026 Annual Meeting of Stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 25, 2026, and not later than March 27, 2026. If the date of the annual meeting is not within 30 calendar days before or after the first anniversary of the date of the previous year’s annual meeting, then the proposal or recommendation must be received not later than five business days after the date on which notice of the 2026 Annual Meeting is mailed or publicly disclosed or such proposal will be considered untimely. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the Bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our Bylaws require that the stockholder giving notice must also include with respect to such stockholder, each nominee proposed by such stockholder, and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder or person acting in concert with such stockholder; (i) the name and address of the stockholder; (ii) the class or series and number of shares which are beneficially owned or held of record by such person; (iii) the nominee holder for and number of, shares beneficially owned but not owned of record by such person; (iv) whether and the extent to which any hedging or other transaction or any other arrangement has been entered into or made, the intent or effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company; (v) if known by the stockholder, making the proposal, the name and address of any other stockholder supporting the nominee or the proposal on the date of such stockholder’s proposal; (vi) a description of all arrangements or understandings between such persons pursuant to which nominations are to be made and any relationships between the nominating stockholder or any person acting in concert with such stockholder and each proposed nominee; (vii) whether such person intends to solicit proxies in connection with the nomination or proposal; (viii) a brief description of the matter (other than nomination of a director) and the reasons for consideration thereof at the meeting; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the proposal or bring such matter before the meeting. All candidates, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew E. Lewicki

Secretary

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
PO BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 1 1 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/24/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PPIH2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
CONTROL # →	0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the listed director nominees:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Ibrahim Al Kuwari	☐	☐	☐
1b. Jon C. Biro	☐	☐	☐
1c. David B. Brown	☐	☐	☐
1d. David J. Mansfield	☐	☐	☐
1e. Robert J. McNally	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of the appointment of FWC, LLP as the Company's independent accountant for the fiscal year ending January 31, 2026.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000679277_1 R1.0.0.2

0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Perma-Pipe International Holdings, Inc.

Annual Meeting of Stockholders
June 25, 2025 1:00 p.m. CDT

via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/PPIH2025

The undersigned hereby appoints Jerome T. Walker, David J. Mansfield and Matthew E. Lewicki, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of Perma-Pipe International Holdings, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held via live webcast on June 25, 2025 at 1:00 p.m. CDT, and at any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of directors listed in proposal 1 and FOR proposals 2, 3 and 4, and in discretion of the proxies upon such matters that may properly come before the meeting or any adjournment or postponement thereof.

0000679277_2 R1.0.0.2

Continued and to be signed on reverse side